Exhibit 16.1

April 21, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for NGP Capital Resources Company and, under the date of April 7, 2005, we reported on the financial statements of NGP Capital Resources Company as of December 31, 2004 and for the period August 6, 2004 through December 31, 2004. On April 14, 2005, our appointment as principal accountants was terminated, effective April 19, 2005. We have read NGP Capital Resources Company’s statements included under Item 4.01 of its Form 8-K dated April 19, 2005, and we agree with such statements except that we are not in a position to agree or disagree with NGP Capital Recourse Company’s statement that the change was approved by the Audit Committee or that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on NGP Capital Resources Company’s financial statements.

Very truly yours,

KPMG LLP

Fort Worth, TX